UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2023

CHROMADEX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-37752	26-2940963
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10900 Wilshire Blvd. Suite 600, Los Angeles, California 90024
(Address of principal executive offices, including zip code)

(310) 388-6706
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CDXC	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On January 3, 2023, the Board of Directors (the “Board”) of ChromaDex Corporation (“ChromaDex” or the “Company”) appointed Brianna Gerber as Chief Financial Officer of the Company, effective as of January 1, 2023.

As previously announced, Ms. Gerber has served as SVP, Finance / Interim Chief Financial Officer since August 11, 2022. Biographical and other information related to Ms. Gerber’s appointment was included in ChromaDex’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 10, 2022 announcing her appointment as Interim Chief Financial Officer, and is incorporated by reference herein.

In connection with her appointment as Chief Financial Officer, the Company entered into an employment agreement with Ms. Gerber (the “Employment Agreement”), which provides for the following compensation for Ms. Gerber, contingent upon and, unless otherwise noted below, effective upon her appointment as Chief Financial Officer: (i) an annual base salary of $325,000, (ii) a discretionary target annual bonus opportunity of 50% of Ms. Gerber’s annual base salary, based on the achievement of certain performance goals to be determined by the Board, (iii) a target annual long-term incentive opportunity of 70% of Ms. Gerber’s annual base salary, as adjusted by Black Scholes calculation, as determined by the Board, and (iv) eligibility to participate in Company benefit plans on the same basis as other senior executive officers of the Company generally. In connection with Ms. Gerber’s termination of employment without “cause” or resignation from employment for “good reason” (in each case as defined in the Employment Agreement), the Employment Agreement provides that Ms. Gerber will be entitled to the following termination-related payments and benefits: (i) 12 months’ base salary continuation, (ii) pro-rata bonus for the year of Ms. Gerber’s termination of employment, based on actual performance (“Pro Rata Bonus”), (iii) payment of Ms. Gerber’s monthly health insurance premium under COBRA, to the extent in excess of active employee rates, for the 12-month period immediately following the termination of Ms. Gerber’s employment (or, if earlier, the date that Ms. Gerber becomes eligible to participate in a group health insurance plan of a subsequent employer or the date that Ms. Gerber ceases to be eligible for COBRA continuation coverage), and (iv) (x)(A) if such termination of employment occurs at any time other than within 18 months immediately following a “corporate transaction” (as defined in the Company’s Amended 2017 Equity Incentive Plan), accelerated vesting of Ms. Gerber’s outstanding service-based vesting equity incentive awards that would have become vested within the 12-month period following the termination of Ms. Gerber’s employment, or (B) if such termination of employment occurs within 18 months immediately following a corporate transaction, accelerated vesting of all of Ms. Gerber’s outstanding equity incentive awards, and (y) an additional two years post-termination of employment to exercise outstanding options and/or stock appreciation rights to the extent exercisable (if any) (provided that such period will not extend beyond the original stated term of such options and/or stock appreciation rights). The Employment Agreement further provides that, in connection with Ms. Gerber’s termination of employment due to her death or “disability” (as defined in the Employment Agreement), Ms. Gerber will be entitled to the Pro Rata Bonus. In each case (other than in the event of Ms. Gerber’s termination of employment due to her death), Ms. Gerber’s receipt of termination-related payments and/or benefits is subject to Ms. Gerber timely executing and not revoking a release of claims in a form acceptable to the Company.

ChromaDex has entered into an indemnification agreement with Ms. Gerber on substantially the same terms as its standard indemnification agreement for directors and executive officers, previously filed as Exhibit 10.1 to ChromaDex’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 16, 2016.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the complete Employment Agreement, a copy of which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

On January 5, 2023, ChromaDex issued a press release announcing the hiring of Ms. Gerber. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Executive Employment Agreement, dated January 1, 2023, by and between Brianna Gerber and the Registrant
99.1	Press Release dated January 5, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHROMADEX CORPORATION

Dated: January 5, 2023	By:	/s/ Robert N. Fried
Name: Robert N. Fried
Chief Executive Officer and Director
(Principal Executive Officer)